QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FGX International Holdings Limited:

        We consent to the use of our report dated February 9, 2009, with respect to the balance sheets of Dioptics Medical Products, Inc. as of September 30, 2008 and September 30, 2007, and the related statements of operations, shareholders' equity, and cash flows for the years then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Providence, Rhode Island
February 9, 2009

QuickLinks

  Exhibit 23.2